Exhibit 99.1

FOR FURTHER INFORMATION:	RE: FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING: AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 1, 2005

FTI CONSULTING, INC. ANNOUNCES PRELIMINARY FOURTH-QUARTER,

FULL-YEAR RESULTS

Estimated Fourth-Quarter EPS $0.27, Estimated Full-Year EPS $1.10 before

Estimated One-Time Charges of $0.09 per Share;

Provides Preliminary 2005 Outlook

ANNAPOLIS, MD, February 1, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, today announced preliminary unaudited results for the fourth quarter and year ended December 31, 2004. The company also provided a preliminary outlook for 2005.

Preliminary Fourth-Quarter and Full-Year Results

For the quarter, revenues are now anticipated to be approximately $105.0 million, an increase of approximately 9.0 percent compared with $96.0 million for the fourth quarter of 2003. Corporate finance/restructuring revenues were approximately $39.0 million, forensic and litigation consulting revenues were approximately $45.0 million, and economic consulting revenues were approximately $21.0 million for the quarter. Earnings per share for the fourth quarter of 2004 are now anticipated to be approximately $0.27 before estimated one-time charges totaling approximately $0.09 per share as follows: (a) a $0.06 per share charge (anticipated in previous releases to be $0.04 per share) for moving the company’s New York office and closing one of its Saddle Brook, N.J. offices; (b) a $0.02 per share non-cash charge for amortization expense on intangibles related to the fourth-quarter 2003 acquisitions of DAS and Lexecon based on the independent purchase price allocations and assigned useful lives that differed from the preliminary estimates; and (c) a $0.01 per share charge for a discount of $475,000 related to the prepayment of a $6.0 million note receivable, due in 2010, from the purchasers of the company’s former SEA subsidiary. In addition, earnings for the quarter benefited by approximately $0.02 per share related to the settlement of various lawsuits, net of legal costs.

Although revenues for the fourth quarter of 2004 were up over the prior year, they were under plan. This was due in part to a greater seasonal slowdown in the company’s forensic and litigation consulting and economic consulting business segments, which, through the company’s recent acquisitions, now constitute a much larger portion of its mix of business than last year.

For the full year 2004, revenues are now anticipated to be approximately $427.0 million, an increase of 13.7 percent compared with $375.7 million for 2003. Earnings per share for 2004 are now estimated to be approximately $1.10 per share before the estimated one-time charges described above.

Total headcount at December 31, 2004 was 1,035, and billable headcount was 745. Utilization of billable personnel was approximately 74.1 percent for the fourth quarter, and average rate per hour for the quarter was approximately $360.

FTI had cash and cash equivalents of approximately $25.2 million at December 31, 2004, excluding the $5.5 million in cash received on January 28, 2005 from the prepayment of the $6.0 million note receivable described above. During the year total long-term debt was reduced by $20.0 million, to $105.0 million at December 31, 2004, and the company repurchased 657,300 shares of common stock at an average price of $16.44 per share, for an aggregate of approximately $10.8 million. At December 31, 2004, the remaining amount authorized under the company’s current share repurchase program was approximately $35.2 million.

With respect to its markets, FTI believes that the external drivers affecting its corporate finance/restructuring business include predictions of increasing default levels toward the latter part of 2005 that, particularly in light of the magnitude of high yield debt issuance over the past 18 months, will strengthen the market toward the end of the year from its consistent level over the past 12 months. FTI further believes that the proliferation of the effects of Sarbanes-Oxley and federal, state and local emphasis on corporate governance, as well as reorganized sales activities and a greater focus on marketing, will combine to increase demand for its forensic and litigation consulting practice. In addition, economic consulting should benefit from increased economic activity, generally, and merger and acquisition activity, specifically. In anticipation of these market dynamics, the company continued to add senior-level personnel and associated staff during the fourth quarter of 2004, including 19 billable personnel, of which eight were Senior Managing Directors.

Preliminary Outlook for 2005

Given the initial investment in the professionals described above and their expected “ramp-up” time, FTI presently anticipates operating results for the first quarter of 2005 to be similar to the fourth quarter of 2004, absent the one-time charges and benefits. The company expects improved results for the remainder of 2005, and presently anticipates revenues for the full year to range from $460.0 to $480.0 million, and earnings per share to range from approximately $1.20 to $1.30 for 2005, prior to acquisitions. FTI expects to be able to provide a more complete outlook for 2005, including additional detail by business segment, in its year-end press release scheduled for release at the close of business Wednesday, February 16, 2005 and conference call at 11:00 a.m. Eastern time on Thursday, February 17, 2005.

Preliminary Fourth-Quarter and Year-End Conference Call

FTI will hold a conference call to discuss these preliminary fourth-quarter and year-end results and management’s preliminary outlook for 2005 at 11:00 a.m. Eastern time on Tuesday, February 1, 2005. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

FTI is on the Internet at www.fticonsulting.com.